Exhibit 4.2

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

COCA-COLA ENTERPRISES, INC.

FLOATING RATE NOTES DUE 2014

A-1	$100,000,000

REGISTERED	(Principal Amount)

GLOBAL SECURITY	CUSIP: 19122T AC3

COCA-COLA ENTERPRISES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), which term includes any successor corporation under the Indenture referred to herein), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Million Dollars ($100,000,000) on February 18, 2014 (the “Stated Maturity Date,” or any time the principal is repayable hereunder, the “Maturity Date”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon, in like coin or currency, as provided below.

The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest payment. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Persons, and on the notice, as is provided in the Indenture.

The Notes will mature on February 18, 2014. The Notes will bear interest from February 18, 2011. Interest on the Notes will be payable quarterly on each February 18, May 18, August 18 and November 18 (each such day, an “Interest Payment Date”), commencing May 18, 2011, to the Persons in whose names the Notes are registered (each a “Holder” and, collectively, the “Holders”) at the close of business on the February 16, May 16, August 16 and November 16 preceding the respective Interest Payment Date (each, a “Regular Record Date”).

The Notes will bear interest for each Interest Period (as defined below) at a rate per annum calculated by the calculation agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The per annum rate at which interest on the Notes will be payable during each Interest Period will be equal to the then-applicable Three-Month LIBOR (as defined below), reset quarterly, determined on the Interest Determination Date (as defined below) for that Interest Period, plus 0.300% (30 basis points).

If any Interest Payment Date for the Notes would otherwise be a day that is not a Business Day (as defined below), such Interest Payment Date shall be the next succeeding Business Day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding Business Day.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and which day is also a London Business Day.

“Interest Determination Date” means the second London Business Day immediately preceding the applicable Interest Reset Date. The Interest Determination Date for the initial interest period will be the second London Business Day immediately preceding settlement for the Notes.

“Interest Period” means the period commencing on any Interest Payment Date for the Notes (or, with respect to the initial Interest Period only, commencing on February 18, 2011) to, but excluding, the next succeeding Interest Payment Date for the Notes, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date to but not including such Maturity Date. If the Maturity Date is not a Business Day, then the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Maturity Date, or any day thereafter.

“Interest Reset Date” means each February 18, May 18, August 18 and November 18 commencing February 18, 2011.

“London Business Day” means any day on which commercial banks are open for business (transacting dealings in U.S. dollars) in London.

“Three-Month LIBOR,” for any Interest Determination Date, will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as such rate appears on the Reuters Page LIBOR 01 as of approximately 11:00 a.m., London time, on such Interest Determination Date.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for any Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Interest Period.

The interest rate and amount of interest to be paid on the Notes for each Interest Period will be calculated by the calculation agent. All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the Holders of the Notes. So long as Three-Month LIBOR is required to be determined with respect to the Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Three-Month LIBOR for any Interest Period, or that the Company proposes to remove such calculation agent, the Company shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

Payment of the principal of and interest on this Note will be made by wire transfer in immediately available funds to an account maintained by the Depository for such purpose.

This Note is one of a duly authorized issue of securities (hereinafter called the “Securities”) of the Company issued and to be issued under an Indenture, dated as of September 14, 2010 (the “Indenture”), between International CCE Inc. (subsequently renamed Coca-Cola Enterprises, Inc.) and Deutsche Bank Trust Company Americas, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto and the Officers’ Certificate setting forth the form and the terms of the series of Securities. Reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series of Securities designated as “Floating Rate Notes due 2014” (the “Notes”). The Indenture does not limit the aggregate principal amount of Securities that may be issued thereunder.

The Notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

The Notes will be initially issued in an aggregate principal amount of $100,000,000. The Company may, without notice to or consent of the Holders or beneficial owners of the Notes, issue as a separate offering additional notes having the same ranking, interest rate, maturity and other terms as the Notes. The Notes and any such additional notes will constitute a single series. The Notes will constitute part of the Company’s unsecured and unsubordinated obligations and will rank equally in right of payment to all of the Company’s other existing and future unsecured senior obligations.

The Notes are subject to the defeasance provisions of the Indenture.

If an Event of Default, as defined in the Indenture, with respect to the Notes shall occur and be continuing, the principal amount hereof may be declared, and upon such declaration shall be due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture to be effected at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding (as defined in the Indenture) Securities under the Indenture affected by such amendment and modification. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Outstanding Securities of any series under the Indenture, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture or such Securities and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, places, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series having the same terms as this Note, of authorized denominations, having the same terms and conditions and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture,

and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of this series having the same terms as this Note of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401.

All terms used but not defined in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture and all references in the Indenture to “Security” or “Securities” shall be deemed to include the Notes.

Unless the certificate of authentication hereon has been executed by Deutsche Bank Trust Company Americas, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile.

COCA-COLA ENTERPRISES INC.

By:
Name:
Title:

Attest:

By:
Name
Title:

Date: February 18, 2011

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

ASSIGNMENT FORM

To assign this Note, fill in the form below;

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. no.)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed by an eligible guarantor.